ITEM 77C:
SHAREHOLDER MEETING RESULTS
A special meeting of shareholders of the Company was held on June 19, 2012 to approve: (i) the election of the full Board of Directors of the Company, and (ii) to ratify the selection of the Company's independent registered public accounting firms, including Ernst & Young LLP, which serves as the independent registered public accounting firm of the Fund. Company shareholders of record on April 20, 2012 (the "Record Date") were eligible to vote at the meeting. As of the Record Date, the number of shares of the Company that were issued and outstanding were 1,111,488,316.856 of which 96,003,836.877 shares represented issued and outstanding shares of the Company entitled to vote on the ratification of the selection of Ernst & Young LLP as an independent registered public accounting firm of the Company. A plurality of the votes cast at the meeting approved the election of each Director nominee by the following votes:

Name of Candidate
                      Number of Votes For        Number of Votes Withheld
Julian A. Brodsky          951,204,611                   28,357,564
Robert Sablowsky            965,615,964                 13,946,212
Jay F. Nusblatt              966,251,189                13,310,986
J. Richard Carnall           965,886,571                13,675,604
Nicholas A. Giodano           966,276,053                13,286,123
Arnold M. Reichman           966,229,818                13,332,358
Robert A. Straniere           966,003,754                13,558,422
Gregory P. Chandler           966,628,811                12,933,365

With respect to the ratification of the selection of Ernst &
Young LLP as an independent registered public accounting firm for the Company for the fiscal year ending
August 31, 2012, a majority of the votes cast at the meeting that were eligible to vote on this proposal approved the proposal as follows:

To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending
August 31, 2012.

Number of Votes       Number of Votes
For the Resolution   Against the Resolution       Abstained

68,038,323                352,417                797,699